Exhibit B





                               FORM OF
             CERTIFICATE OF DESIGNATION, PREFERENCES AND
            RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK

                                  of

                 THE HARTFORD STEAM BOILER INSPECTION
                        AND INSURANCE COMPANY

         Pursuant to Section 33-340 of the Connecticut Stock
                           Corporation Act



               THE HARTFORD STEAM BOILER INSPECTION AND INSUR-ANCE COMPANY, a corporation organized and existing under and by virtue of the laws of Connecticut (hereinafter called the "Corporation"), pursuant to the provisions of
     Section 33-340 of the Connecticut Stock Corporation Act, does by Gordon Kreh, its President, and R. Kevin Price, its Corporate Secretary, hereby certify that, pursuant to authority expressly vested in the Board of Directors of the Corporation by the provisions of its Charter, said Board of Directors at a meeting duly called and held on September 26, 1994, duly adopted resolutions providing for the issuance of a series of Preferred Stock, without par value, of the Corporation and setting forth the voting powers, designation, preferences and relative, participating, optional and other special rights of such series and the qualification, limitation and restrictions of such rights, to the extent that the foregoing are not set forth in the Charter of the Corporation, which reso-lutions are as follows:

               RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accor-dance with the provisions of its Charter, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participat-ing, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

          SECTION 1. Number of Shares and Designations. Two thousand (2,000) shares of the Preferred Stock, without par value, of the Corporation are constituted as a series thereof designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock").

               SECTION 2.  Definitions.  For purposes of the
     Series B Preferred Stock, the following terms shall have the meanings indicated:

               2.1 "Accrued Dividends" shall have the meaning set forth in Section 4.1 hereof.

               2.2 "Board of Directors" shall mean the board of directors of the Corporation or any committee autho-rized by such board of directors to perform any of its responsibilities with respect to the Series B Preferred Stock.

               2.3  "Business Day" shall mean any day other
     than a Saturday, Sunday or a day on which state or feder-ally chartered banking institutions in New York, New York are not required to be open.

               2.4 "Call Event" shall mean the consummation of a transaction pursuant to Section 2.2 of the Transac-tion Agreement.

               2.5  "Charter" shall mean the Charter of the
     Corporation, as amended from time to time.

               2.6 "Common Stock" shall mean the common stock of the Corporation, without par value.

               2.7 "Constituent Person" shall have the mean-ing set forth in Section 8.5 hereof.

               2.8 "Conversion Price" shall mean the conver-sion price per share of Common Stock for which the Se-ries B Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 8. The initial conversion price will be $_________ [to be established such that aggregate number of shares receivable upon conversion is initially equal to $20 million divided by average of high and low market price of Common Stock on date of Closing of Transaction Agreement divided by 1.265].

               2.9 "Current Market Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted for trading on the New York Stock Exchange ("NYSE"), on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quota-tions System ("NASDAQ") or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors.

               2.10  "Dividend Payment Date" shall mean the
     last business day of January, April, July and October in each year, commencing on the last business day of ________, 199__; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

               2.11 "Dividend Periods" shall mean quarterly dividend periods commencing on the last business day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include ________, 199__).

               2.12 "Fair Market Value" shall mean the aver-age of the daily Current Market Prices of a share of Common Stock during the five (5) consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "'ex' date," when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or dis-tribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

               2.13 "Issue Date" shall mean the first date on which shares of Series B Preferred Stock are issued and sold.

               2.14  "Junior Stock" shall mean the Common
     Stock, the Series A Preferred Stock and any other class or series of shares of the Corporation over which the Se-ries B Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corpo-ration.

               2.15  "Liquidation Preference" shall have the
     meaning set forth in Section 4.1 hereof.

               2.16 "non-electing share" shall have the mean-ing set forth in Section 8.5 hereof.

               2.17 "Person" shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

               2.18  "Put Event" shall mean the consummation
     of a transaction pursuant to Section 2.3 of the Transac-tion Agreement.

               2.19 "Redemption Date" shall have the meaning set forth in Section 5.3 hereof.

               2.20  "Rights" shall mean the rights of the
     Corporation which are issuable under the Corporation's Rights Agreement dated as of November 28, 1988, and as amended from time to time, or rights to purchase any capital stock of the Corporation under any successor shareholder rights plan or plans adopted in replacement of the Corporation's Rights Agreement.

               2.21  "Securities" shall have the meaning set
     forth in Section 8.4(c) hereof.

               2.22 "Series A Preferred Stock" shall mean the series of Preferred Stock of the Corporation, without par value, designated Series A Junior Participating Preferred
     Stock.

               2.23 "Series B Preferred Stock" shall have the meaning set forth in Section 1 hereof.

               2.24 "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting led-gers of any accounting or bookkeeping entry which indi-cates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of stock ranking on a parity with the Series B Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series B Preferred Stock shall mean placing such funds in a sepa-rate account or delivering such funds to a disbursing, paying or other similar agent.

               2.25 "Stated Value" shall have the meaning set forth in Section 4.1 hereof.

               2.26 "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national secu-rities exchange, on the National Market System of the NASDAQ, or if such securities are not quoted on such National Market System, in the applicable securities market in which the securities are traded.

               2.27 "Transaction" shall have the meaning set forth in Section 8.5 hereof.

               2.28  "Transaction Agreement" shall mean that
     certain Transaction Agreement, dated as of December 30, 1994, by and among the Corporation and General Reinsur-ance Corporation.

               2.29 "Transfer Agent" means The First National Bank of Boston or such other agent or agents of the Corporation as may be designated by the Board of Direc-tors as the transfer agent for the Series B Preferred Stock.

               SECTION 3.  Dividends.

               3.1  The holders of shares of the Series B
     Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for that purpose, dividends payable in cash at the rate per annum of $650 per share of Series B Preferred Stock. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be assets of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on ____________. Each such dividend shall be payable in arrears to the holders of record of shares of the Series B Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, which shall not be more than 60 days nor less than 10 days preceding the payment dates there-of, as shall be fixed by the Board of Directors or a duly authorized committee thereof. Accrued and unpaid divi-dends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

               3.2 The amount of dividends payable for each full Dividend Period for the Series B Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series B Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of shares of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series B Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

               3.3  So long as any shares of the Series B
     Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to divi-dends and amounts distributable upon liquidation, disso-lution or winding up, on a parity with the Series B Pre-ferred Stock, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Pre-ferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of parity stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series B Preferred Stock and all dividends declared upon any other class or series of stock ranking on a parity as to dividends and amount distributable upon liquidation, dissolution or winding up shall be declared ratably in proportion to the respective amounts of divi-dends accumulated and unpaid on the Series B Preferred Stock and accumulated and unpaid on such parity stock.

               3.4  So long as any shares of the Series B
     Preferred Stock are outstanding, no dividends (other than (i) the Rights and (ii) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be de-clared or paid or set apart for payment or other distri-bution declared or made upon Junior Stock, nor shall any Junior Stock or any series of stock of the Corporation ranking, as to dividends and amounts distributable upon liquidation, dissolution or winding up, on a parity with Series B Preferred Stock be redeemed, purchased or other-wise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corpora-tion or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by con-version into or exchange for Junior Stock), unless in each case the full cumulative dividends on all outstand-ing shares of the Series B Preferred Stock and any other stock of the Corporation ranking on a parity with the Series B Preferred Stock, as to dividends and amounts distributable upon liquidation, dissolution or winding up shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series B Pre-ferred Stock and all past dividend periods with respect to such parity stock.

               SECTION 4.  Payments upon Liquidation.

               4.1  In the event of any liquidation, disso-
     lution or winding up of the Corporation before any pay-ment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of the shares of Series B Preferred Stock shall be entitled to receive Ten Thousand Dollars ($10,000) per share of Se-ries B Preferred Stock (the "Stated Value") plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon ("Accrued Divi-dends") to the date of final distribution to such holders (the "Liquidation Preference"); but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corpora-tion, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series B Preferred Stock shall be insufficient to pay in full the Liquidation Preference, and the liquidation preference on all other shares of any class or series of stock ranking, as to dividends and amounts distributable upon liquida-tion, dissolution or winding up, on a parity with the Series B Preferred Stock, then such assets, or the pro-ceeds thereof, shall be distributed among the holders of shares of Series B Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, or (ii) a sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liqui-dation, dissolution or winding up, voluntary or involun-tary, of the Corporation.

               4.2  Subject to the rights of the holders of
     shares of any series or class or classes of stock ranking on a parity with or prior to the Series B Preferred Stock as to dividends and amounts distributable upon liquida-tion, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Se-ries B Preferred Stock, as and to the fullest extent provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be enti-tled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

               SECTION 5.  Redemption at the Option of the
     Corporation.

               5.1  The shares of Series B Preferred Stock
     shall be redeemable at the option of the Corporation by resolution of its Board of Directors, in whole (i) at any time on or after the fifth anniversary of the Issue Date or (ii) if on the date of a notice pursuant to Section
     5.3 hereof, the Current Market Price of all Common Stock which would be issuable upon conversion of all of the 2,000 shares of Preferred Stock originally issued, as of any date within ten Business Days prior to such notice date, exceeded $22 million. In either case, such redemp-tion shall be at the Stated Value, plus all dividends ac-crued and unpaid on the shares of Series B Preferred Stock up to the date fixed for the redemption, upon giving notice as provided hereinbelow.

               5.2 At least 90 days prior to the date fixed for the redemption of shares of Series B Preferred Stock, a written notice shall be mailed in a postage prepaid envelope to each holder of record of the shares of Se-ries B Preferred Stock to be redeemed, addressed to such holder at his post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), and calling upon such holder to surrender to the Corporation, on the Redemption Date at the place desig-nated in such notice, his certificate or certificates representing the number of shares specified in such notice of redemption.

               On or after the Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all the shares repre-sented by any such certificate are redeemed, a new cer-tificate shall be issued representing the unredeemed shares.

               From and after the Redemption Date (unless default shall be made by the Corporation in payment of the redemption price), all dividends on the shares of Series B Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to the Redemption Date, may depos-it the redemption price (including all accrued and unpaid dividends up to the Redemption Date) of shares of Se-ries B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregat-ing not less than $50,000,000) in the Borough of Manhat-tan, City and State of New York, or in any other city in which the Corporation at the time shall maintain a trans-fer agency with respect to such shares, in which case the aforesaid notice to holders of shares of Series B Pre-ferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price, and shall call upon such holders to surrender the certif-icates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the redemption price (including all accrued and unpaid divi-dends up to the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such shares of Series B Pre-ferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

               If a notice of redemption has been given pursu-ant to this Section 5 and any holder of shares of Se-ries B Preferred Stock shall, prior to the close of business on the day preceding the Redemption Date, give written notice to the Corporation pursuant to Section 8 below of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certifi-cate or certificates for such shares, duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by Section 8 below), then such redemption shall not become effective as to such shares to be converted, such conversion shall become effective as provided in Section 8 below, and any moneys set aside by the Corporation for the redemption of such shares of converted Series B Preferred Stock shall revert to the general funds of the Corporation.

               SECTION 6.  Redemption at the Option of the
     Holder. The Corporation, when requested to do so in writing by a holder of Series B Preferred Stock at any time after the earlier of (i) the eighth anniversary of an Issue Date pursuant to a Call Event or (ii) the fifth anniversary of an Issue Date pursuant to a Put Event, shall purchase or redeem the share or shares of Series B Preferred Stock identified by such holder, such purchase or redemption to occur on a date not more than thirty days after receipt by the Corporation of such request, at the Stated Value of the share or shares to be purchased or redeemed, plus all dividends accrued and unpaid on such share or shares up to the date of such purchase or redemption.

               SECTION 7. Shares to Be Retired. All shares of Series B Preferred Stock which shall have been issued and reacquired in any manner by the Corporation (exclud-ing, until the Corporation elects to retire them, shares which are held as treasury shares) shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

               SECTION 8.  Conversion.  Holders of shares of
     Series B Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common
     Stock, as follows:

               8.1  Subject to and upon compliance with the
     provisions of this Section 8, a holder of shares of Series B Preferred Stock shall have the right, at its option, at any time after 5 Business Days after the Issue Date, to convert such shares into the number of fully paid and nonassessable shares of Common Stock obtained by dividing the aggregate Stated Value of such shares by the Conversion Price (as in effect on the date provided for in the last paragraph of Section 8.2) by surrendering such shares to be converted, such surrender to be made in the manner provided in Section 8.2; provided, however, that the right to convert shares called for redemption pursuant to Section 5 shall terminate at the close of business on the day preceding the Redemption Date, unless the Corporation shall default in making payment of the cash payable upon such redemption under Section 5 hereof. Certificates will be issued for the remaining shares of Series B Preferred Stock in any case in which fewer than all of the shares of Series B Preferred Stock represented by a certificate are converted.

               8.2 In order to exercise the conversion right, the holder of shares of Series B Preferred Stock to be converted shall surrender the certificate or certificates representing such shares, duly endorsed or assigned to the Corporation or in blank, at the office of the Trans-fer Agent in the Borough of Manhattan, City of New York, accompanied by written notice to the Corporation that the holder thereof elects to convert Series B Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series B Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

               Holders of shares of Series B Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

               As promptly as practicable after the surrender of certificates for shares of Series B Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with provisions of this
     Section 8, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 8.3.

               Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series B Preferred Stock shall have been surrendered and such notice (and if applicable, payment of an amount equal to the dividend payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such con-version shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation.

               8.3 No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series B Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conver-sion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

               8.4  The Conversion Price shall be adjusted
     from time to time as follows:

                    (a)  If the Corporation shall after the
               Issue Date (A) pay a dividend or make a distribution on its capital stock in shares of its Common Stock,
               (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstand-ing Common Stock into a smaller number of shares or
               (D) issue any shares of capital stock by reclassifi-cation of its Common Stock, the Conversion Price in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day next following the day on which such subdivi-sion, combination or reclassification becomes effec-tive, as the case may be, shall be adjusted so that the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been con-verted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (a) shall become effective immedi-ately after the opening of business on the day next following the record date (except as provided in Section 8.8 below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next fol-lowing the effective date in the case of a subdivi-sion, combination or reclassification.

                    (b)  If the Corporation shall issue after
               the Issue Date rights or warrants (in each case, other than the Rights) to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value per share of Common Stock on the record date for the determi-nation of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day next following the date fixed for such determination by (II) a frac-tion, the numerator of which shall be the sum of
               (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights or warrants for Common Stock would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such deter-mination and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants. Such adjust-ment shall become effective immediately after the opening of business on the day next following such record date (except as provided in Section 8.8 below). In determining whether any rights or war-rants entitle the holders of Common Stock to sub-scribe for or purchase shares of Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors.

                    (c)  If the Corporation shall distribute
               to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (excluding cash dividends or distributions paid from profits or surplus of the Corporation) or rights or warrants (in each case, other than the Rights) to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date re-ferred to in subparagraph (b) above to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under subpara-graph (b) above (any of the foregoing being herein-after in this subparagraph (c) called the "Securi-ties"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stock-holders entitled to receive such distribution by
               (II) a fraction, the numerator of which shall be the Fair Market Value per share of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Direc-tors, whose determination shall be conclusive) of the portion of the capital stock or assets or evi-dences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of the Common Stock on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in Section 8.8 below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this clause (c), the distribution of a Security, which is distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to such distribution of such security, but also is distributed with each share of Common Stock delivered to a person converting a share of Series B Preferred Stock after such deter-mination date, shall not require an adjustment of the Conversion Price pursuant to this clause (c); provided that on the date, if any, on which a Person converting a share of Series B Preferred Stock would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribu-tion of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this clause (c) (and such day shall be deemed to be "the date fixed for the determina-tion of the stockholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

                    (d)  No adjustment in the Conversion Price
               shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjust-ment shall be required and made in accordance with the provisions of this Section 8 (other than this subparagraph (d)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this
               Section 8, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends on securities of the Corporation. All calculations under this Section 8 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/10 of a share (with .05 of a share being rounded upward), as the case may be. Anything in this Section 8.4 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this Section 8.4, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash divi-dends) hereafter made by the Corporation to its stockholders shall not be taxable.

               8.5 If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which Sec-tion 8.4(a) applies) (each of the foregoing being re-ferred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series B Preferred Stock which is not con-verted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Series B Preferred Stock was convert-ible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be ("Con-stituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of elec-tion, if any, as to the kind or amount of stock, securi-ties and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock of the Corporation held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this
     Section 8.5 the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each non-electing share shall be deemed to be the kind and amount so receivable per share by the plurality of the non-electing shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 8.5 and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchas-ing entity, as the case may be, for the benefit of the holders of the Series B Preferred Stock that will contain provisions enabling the holders of the Series B Preferred Stock that remains outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price in effect immediate-ly prior to such Transaction. The provisions of this
     Section 8.5 shall similarly apply to successive Transac-tions.

               8.6  If:

                         (a)  the Corporation shall declare a
               dividend (or any other distribution) on the Common
               Stock (other than in cash out of profits or surplus and other than the Rights); or

                         (b)  the Corporation shall authorize
               the granting to the holders of the Common Stock of rights or warrants (other than the Rights) to sub-scribe for or purchase any shares of any class or any other rights or warrants (other than the Rights); or

                         (c)  there shall be any reclassifica-
               tion of the Common Stock (other than an event to which Section 8.4(a) applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corpo-ration is required, or the sale or transfer of all or substantially all of the assets of the Corpora-tion as an entirety; or

                         (d)  there shall occur the voluntary
               or involuntary liquidation, dissolution or winding up of the Corporation,

     then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the hold-ers of shares of the Series B Preferred Stock at their addresses as shown on the stock records of the Corpora-tion, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Fail-ure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceed-ings described in this Section 8.

               8.7 Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be prima facie evidence of the correctness of such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series B Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

               8.8 In any case in which Section 8.4 provides that an adjustment shall become effective on the day next following a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series B Preferred Stock con-verted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 8.3.

               8.9 For purposes of this Section 8, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation. The Corpora-tion shall not pay a dividend or make any distribution on shares of Common Stock held in the treasury of the Corpo-ration.

               8.10 There shall be no adjustment of the Con-version Price in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 8. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 8, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

               8.11 If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 8, that in the opinion of the Board of Directors would materially adversely affect the conver-sion rights of the holders of the shares of Series B Preferred Stock, the Conversion Price for the Series B Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

               8.12 The Corporation covenants that it will at all times reserve and keep available, free from preemp-tive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliver-able upon the conversion of all outstanding shares of Series B Preferred Stock not theretofore converted. For purposes of this Section 8.12, the number of shares of Common Stock that shall be deliverable upon the conver-sion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

               The Corporation covenants that any shares of Common Stock issued upon conversion of the Series B Pre-ferred Stock shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the shares of Common Stock deliver-able upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

               8.13  The Corporation will pay any and all
     documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conver-sion of the Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Series B Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting any issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

               SECTION 9.  Ranking.  Any class or series of
     stock of the Corporation shall be deemed to rank:

               (a) prior to the Series B Preferred Stock, as to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Series B Preferred Stock;

               (b)  on a parity with the Series B Preferred
     Stock, as to the payment of dividends and as to distribu-tion of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Stock if the holders of such class of stock or series and the Series B Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other; and

               (c) junior to the Series B Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Stock or Series A Preferred Stock or if the holders of Series B Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such stock or series.

               SECTION 10.  Voting.

               10.1  The holders of shares of Series B Pre-
     ferred Stock shall have the following voting rights:

               (a)  Subject to the provision for adjustment
     hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to ____ votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Issue Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (b) Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

               10.2 Unless the affirmative vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66-2/3% of all of the outstanding shares of Series B Preferred Stock (in addition to any vote required by the terms of any other affected series of Preferred Stock ranking on a parity with the Series B Preferred Stock as to dividends and amounts distributable upon liquidation, dissolution and winding up), given in person or by proxy, either in writing or by a vote at a meeting called for the purpose, at which the holders of shares of Series B Preferred Stock and such other series of Preferred Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of this Charter or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designations, Preferences and Rights or any similar document relating to any series of Preferred Stock) which would materially adversely affect the pref-erences, rights, powers or privileges of the Series B Preferred Stock; provided, however, that the amendment of the provisions of this Charter so as to authorize or cre-ate, or to increase the authorized amount of, any Junior Stock or any shares of any class ranking on a parity with the Series B Preferred Stock shall not be deemed to materially adversely affect the preferences, rights, powers or privileges of Series B Preferred Stock.

               10.3 Unless the affirmative vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66-2/3% of all of the outstanding shares of Series B Preferred Stock (in addition to any vote required by the terms of any other series of Preferred Stock ranking on a parity with the Series B Preferred Stock as to dividends and amounts distributable upon liquidation, dissolution or winding up), given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of Series B Preferred Stock and such other series of Preferred Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting or validat-ing the creation, authorization or issue of any shares of any class of stock of the Corporation ranking prior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, or the reclassi-fication of any authorized stock of the Corporation into any such prior shares, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

               10.4  For purposes of the provisions of Section
     10.2 and 10.3, each share of Series B Preferred Stock shall have one (1) vote per share.

               10.5  Except as set forth herein, holders of
     Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corpo-rate action.

               SECTION 11. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

               RESOLVED, FURTHER, that the proper officers of the Corporation be and they are hereby authorized and directed, jointly and severally, to prepare, execute and file a certificate setting forth a copy of the foregoing resolutions and to execute any and all other documents and take any and all other steps necessary or appropriate in order to comply with the laws of the State of Connect-icut and effectuate the purposes of said resolutions.

          IN WITNESS WHEREOF, THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY has caused this Certifi-cate to be signed in its name by Gordon Kreh, its Presi-dent, and R. Kevin Price, its Corporate Secretary, and its corporate seal to be hereunto affixed, as of this
     day of            , 1994.


                                   THE HARTFORD STEAM BOILER
                                   INSPECTION AND INSURANCE
                                   COMPANY

     [CORPORATE SEAL]

                                   ___________________________
                                   Name:
                                   Title:



     Attest:



     _____________________________
     Name:
     Title:

STATE OF CONNECTICUT)
                         )  ss.:
     COUNTY OF HARTFORD  )


               On this      day of            , 1994, before
     me, _______________________, a Notary Public in and for
     said County and State, residing therein, dully commis-sioned and sworn, personally appeared Gordon Kreh and
     R. Kevin Price known to me or proved to me on the basis of satisfactory evidence to be the President and the Corporate Secretary, respectively, of THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY, a Connecticut corporation, the Corporation that executed the foregoing Certificate of Designation and Preferences, and upon oath did severally depose and say, each for himself and not for the other, that he is the officer of said Corporation as above designated; that he is acquainted with the seal of said Corporation and that the seal affixed to said instrument is the corporate seal of said Corporation; that the signatures to said instrument were made by said officers of said Corporation as indicated after said signatures; and that the said Corporation executed the said instrument freely and voluntarily and for the uses and purposes therein mentioned.

               IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal at my office in the County of Hartford, State of Connecticut, on the day and year in this certificate first above written.



                              ______________________________
                              Notary Public in and for the
                                 County of Hartford
                                 State of Connecticut


     [SEAL]

               My Commission Expires: